Exhibit 5(A)

                    October 20, 2010

Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601

       RE: Registration Statement on Form S-8

Gentlemen:

I am Counsel of Old Republic International Corporation, a Delaware corporation (the "Company").  This opinion is rendered in connection with the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") relating to the registration of 990,185 shares of the Company's Common Stock, $1.00 par value per share (the "Shares"), pursuant to the terms of the Pennsylvania Manufacturers Corporation 1996 Equity Incentive Plan, the PMA Capital Corporation 2002 Equity Incentive Plan and the PMA Capital Corporation 2007 Omnibus Incentive Compensation Plan (the "Plans").  In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates and other papers as I deemed necessary to examine for purposes of this opinion, including but not limited to the Restated Certificate of Incorporation and By-laws of the Company, as amended, resolutions of the board of directors of the Company, and the Plans.

It is my opinion that the Shares, when issued pursuant to the Plans will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under "Interests of Named Experts and Counsel" in the Registration Statement and under "Legal Opinions" in the related Prospectus.

                     Very truly yours,

                     /s/ William J. Dasso

                    William J. Dasso
                     Counsel